Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement (File No. 333-281923) on Form F-4 of our report dated April 16, 2024, with respect to the consolidated financial statements of Hepion Pharmaceuticals, Inc. as of and for the year ended December 31, 2023. Our opinion includes an explanatory paragraph as to Hepion Pharmaceuticals, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

October 15, 2024